Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about March 27, 2006 pertaining to the Favrille, Inc. Amended and Restated 2001 Equity Incentive Plan and the Favrille, Inc. 2005 Employee Stock Purchase Plan of our report dated March 22, 2005 with respect to the financial statements of Favrille, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2006